Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-223518) of Jounce Therapeutics, Inc.,

(2)
Registration Statement (Form S-8 No. 333-215794) pertaining to the Jounce Therapeutics, Inc. 2013 Stock Option and Grant Plan, the Jounce Therapeutics, Inc. 2017 Stock Option and Incentive Plan and the Jounce Therapeutics, Inc. 2017 Employee Stock Purchase Plan, and

(3)
Registration Statements (Form S-8 Nos. 333-223519 and 333-230088) pertaining to the Jounce Therapeutics, Inc. 2017 Stock Option and Incentive Plan and the Jounce Therapeutics, Inc. 2017 Employee Stock Purchase Plan;

of our report dated February 27, 2020, with respect to the consolidated financial statements of Jounce Therapeutics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2019.
/s/ Ernst & Young LLP
Boston, Massachusetts
February 27, 2020